Exhibit 99.1

Portions of this exhibit, indicated by [***], have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) treated by the Registrant as private or confidential.

Portions of this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K.

The Registrant undertakes to furnish a copy of all omitted information, schedules, and exhibits to the U.S. Securities and Exchange Commission upon its request.

MASTER PROVIDER AGREEMENT

Equipment Rental

Regardless of its date of execution, this Master Provider Agreement (this “Agreement”) shall be deemed made and entered into as of January 28, 2026 (the “Effective Date”) by and between CAESARS ENTERPRISE SERVICES, LLC, located [***] (“Company”) and MBODY AI CORP, located [***] (“Provider”). Provider and Company may hereinafter be referred to as the “Party” or the “Parties” where appropriate. Exhibits attached hereto, and any attachments and addenda thereto and/or hereto, are hereby incorporated herein by reference.

RECITALS

WHEREAS, Provider provides products and/or services and Company desires to receive such products and/or services (“Products” and/or “Services”); and

WHEREAS, Company and Provider desire to enter into this Agreement and perform their respective covenants and agreements in accordance with the terms and conditions hereof.

NOW THEREFORE, in consideration of the representations, conditions and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the foregoing recitals are true and correct and are incorporated into this Agreement, and further agree as follows:

GENERAL TERMS AND CONDITIONS

1.	Description of Products/Services; Fees.

a.	Description of Products and/or Services. The Products and/or Services available under this Agreement are as described in the attached Products/Services Exhibit, for the fees described in such exhibit. The Parties may enter into additional Products/Services Exhibits during the Term. Company shall order Products/Services by issuing a purchase order, statement of work, or other agreed upon ordering document (“Order”). Such Order shall be subject to the terms and conditions of this Agreement which shall be incorporated into the Order as if set forth within. In the event of a conflict between the terms of any Order and this Agreement, the terms of this Agreement shall control.

b.	Lease Products. If any Products are to be rented to Company, such Products and the associated rental terms shall be listed in the Products/Services Exhibit or the applicable Order. Company acknowledges that such rented Products are and shall remain at all times, the exclusive property of Provider. Installation of the rented Products by Provider, shall take place no later than the dated specified in the Products/Services Exhibit or the applicable Order, at a specific time to be determined by the mutual consent of the Parties. If the rented Products at any time require Provider to provide Services, Provider shall, at the cost provided in the Products/Services Exhibit or the applicable Order to Company, upon notification by Company, promptly, as provided in the Products/Services Exhibit or the applicable Order, provide such Services or replace the Equipment, either itself or through its designated third party contractor, specified in the Products/Services Exhibit or the applicable Order, so that Company has for its use, to the extent reasonably possible, fully functional rented Products at all times during the Term, as further described in the Products/Services Exhibit or the applicable Order. The Services shall include the provision of all labor, parts, and materials as described in the Products/Services Exhibit or the applicable Order. Upon the termination of this Agreement, the rented Products shall be returned to Provider in good working order, ordinary wear and tear excepted, as further described in the Products/Services Exhibit or the applicable Order. Provider shall remove the rented Products promptly after termination of this Agreement at a date and time as mutually agreed to by the Parties, in accordance with the Products/Services Exhibit or the applicable Order. Provider hereby warrants that it possesses legal title to the rented Products furnished under this Agreement, and that Company shall enjoy the use and possession of such rented Products during the Term in accordance with the terms and conditions provided in the Products/Services Exhibit or the applicable Order.

c.	Compensation. Payments of all amounts not subject to a good faith dispute shall be made to Provider within thirty (30) days after receipt of a correct, itemized invoice from Provider showing all sums due and payable by Company (“Invoice”). Any improper invoicing shall delay payment. Provider’s acceptance of payments for an invoice shall constitute full and complete satisfaction of Company’s obligations to Provider for such Invoice. If this Agreement sets forth pricing for Products that Company shall purchase through a distributor, then Company shall make payments directly to such distributor upon receipt of an Invoice therefore, and not to Provider (if applicable, a current list of distributors is attached hereto as the Distributor Exhibit).

d.	Invoicing through Company’s eProcurement System. Provider may be required to utilize Company’s designated third-party web-based eProcurement system (“eProcurement System”) for receiving Orders and/or submitting Invoices. Provider shall establish an electronic account with such eProcurement System, at Provider’s expense. If Company uses an eProcurement System for this Agreement, Company shall not pay any Invoice unless Provider has submitted such Invoice through the eProcurement System. Provider shall reference any order number or other Company reference number on all Invoices, packing slips, boxes, containers, etc. if provided to Provider. Provider further understands and agrees that Provider’s failure to include this information may result in significant delays in payment. Provider agrees to deliver the Products and/or Services to the indicated location on the Order, if applicable, or without such a reference, all Products shall be delivered to an authorized Company receiving dock, if applicable. Provider further understands and agrees that failure to make deliveries to the designated location may result in significant delays in payment.

e.	Shipping Expenses. Provider must provide shipping notice to Company’s delivery location at least two (2) business days in advance for ad-hoc deliveries. Schedules for recurring deliveries must be reviewed and approved by Company prior to the commencement of this Agreement, and any subsequent modifications must be mutually agreed upon in writing. Provider must immediately notify Company of an anticipated failure to meet a shipment or delivery schedule. Company shall not pay any charges for handling and/or packing. Provider will be responsible for any loss or damage of product until it reaches Company’s dock. All shipments to Company under this Agreement are FOB Destination, Freight Collect. For Freight Collect shipments, Provider must ship all products directly to Company using the Company’s designated shipper. Provider must follow delivery guidelines and the routing guide for Freight Collect shipments by visiting the online portal at [***]. Non-compliance with this provision shall result in a non-payment of Provider’s freight bill, including document handling fees to process Provider’s Invoice. At no time shall Provider ship using an expedited service at Company’s cost without prior written approval from Company. All shipping documents, including carton labels, packing slips, and bill of lading, must reference a purchase order number. It is the Provider’s responsibility to communicate the requirements in this provision to any third parties shipping product on Provider’s behalf.

f.	Security and Artificial Intelligence.

i. Security Controls. While providing its Services, Provider shall have at all times implemented administrative, physical and technical safeguards to preserve and protect the security, integrity, availability and confidentiality of Company Technology, Company IT Assets, Company Data, and/or Company Systems (as such terms are defined in the Security Policy), and to protect Company Data against accidental or unlawful destruction, loss, misuse, alteration or unauthorized disclosure or access, in accordance with industry best practices.

ii. Company’s Security Policy. Without limiting the foregoing obligation, Provider shall at all times, either itself or through its use of reputable third-party IT service providers that maintain security standards and certifications generally consistent with prevailing industry practices, comply with all applicable requirements set forth in Company’s Third-Party IT Security Policy Addendum (the “Security Policy”). The Security Policy as of the effective date of this Agreement is attached hereto. Nothing set forth in this Agreement or the Security Policy shall relieve Provider from any of its obligations to comply with applicable data security and privacy laws.

iii. Security Policy Updates.

1. Company may update the Security Policy at any time by providing written notice to Provider no later than ninety (90) days prior to the effective date of the Security Policy update (the “Policy Update Notice”).

2. To the extent Provider can comply with the updated Security Policy requirements without incurring material, incremental costs, Provider shall comply with such requirements no later than the effective date of the Security Policy update. For purposes of this subparagraph, materiality shall be assessed with consideration given to Provider’s size, Provider’s financial condition, and the amount of fees payable to Provider pursuant to this Agreement.

3. If compliance with the updated Security Policy requirements would require Provider to incur material, incremental costs, Provider shall provide notice thereof to Company no later than thirty (30) days following the effective date of the Policy Update Notice (the “Negotiation Notice”). Beginning on the effective date of the Negotiation Notice and continuing for a period of sixty (60) days thereafter, the Parties shall negotiate in good faith to agree upon amended security and/or other obligations, which shall be documented in a written amendment to this Agreement. In the event the Parties are unable to agree upon an amendment to this Agreement before the end of such negotiation period, Company may terminate the Agreement without penalty on thirty (30) days’ notice to Provider, in accordance with Section 6(d).

iv. Artificial Intelligence Requirements.

1. Notwithstanding anything to the contrary in this Agreement, Company acknowledges and agrees that Provider’s AI-enabled equipment, systems, software, and related services may collect, generate, and derive operational, performance, usage, telemetry, and system-generated data, including data produced by or through the operation of AI models (“System Data”). As between the parties, all right, title, and interest in and to the System Data shall be owned exclusively by Provider. Provider may use System Data to operate, maintain, support, and improve its products and services, including to train, retrain, fine-tune, and develop Provider AI models and related technologies, and to create aggregated, anonymized, or de-identified analyses and insights. Provider shall not use System Data in a manner that identifies Company or any individual. Aggregated or anonymized System Data shall not constitute Company Data or Company Confidential Information. For greater certainty, Provider shall not use Company Confidential Information or personal data to train any general-purpose AI models or third-party AI models, except in anonymized or de-identified form.

2. To the extent Provider has made use of software or materials under open source license in connection with the Services, that (i) it has complied with the applicable open source license terms, and (ii) Company’s use of the Services containing such open-source software or open-source licensed components will not subject Company to any copyleft obligations, including any requirements to provide its products, services or solutions under any open source license or require disclosure of its source code to the community.

3. Provider shall disclose all Third-Party AI Models that are used by Provider to provide the Services to Company, if any, on Schedule 1. Provider shall not use any other Third-Party AI Models in connection with the Services without notice of such update to Company in writing.

2.	Definitions.

a.	“Affiliate(s)” means any person, corporation, partnership or business entity either existing on the date of this Agreement or acquired hereafter which: (i) is directly or indirectly controlled by Caesars Entertainment, Inc. (“CEI”); or (ii) is an entity which has contracted with CEI (or an affiliate of CEI) for the management of its casino, hotel or business operations. For the purposes of this section, “control” means direct or indirect ownership of (A) 20% or more of the stock of the relevant entity or (B) other interests in the relevant entity representing the right to control significant management decisions of such entity. A current list of Affiliates is attached hereto as the Caesars Affiliates Exhibit.

b.	“Confidential Information” means all information or material of a Party or its affiliate(s), whether revealed orally, visually, or in tangible or electronic form, that is competitively sensitive material not generally known to the public that relates to the business of a Party or Party affiliate(s), or any of their respective interest holders, unless such information (i) was already rightfully known to the receiving Party at the time of disclosure by disclosing Party; (ii) is in or has entered the public domain through no breach of this Agreement or other wrongful act of the receiving Party; (iii) has been rightfully received by receiving Party from a third party not under obligation of confidentiality to disclosing Party and without breach of this Agreement; or (iv) is independently developed by receiving Party without reference or reliance on any confidential information of disclosing Party.

c.	“Event of Default” means or shall occur if (i) there shall be filed by or against a Party, in any competent court, a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a portion of the property of a Party; (ii) either Party makes an assignment for the benefit of creditors or petitions for, or enters into, an agreement or arrangement with its creditors; or (iii) without limitation, a Party fails to perform or abide by any covenants, representations, warranties, or other provisions of this Agreement.

3.	Application of Agreement. Unless expressly prohibited in the terms and conditions of the body of this Agreement, this Agreement also shall apply to Products and/or Services contracted for by any of Company’s Affiliates under this Agreement. However, such Affiliate shall not be bound unless and until it has accepted the same by issuing an Order for Products and/or Services pursuant to this Agreement, in which case such Affiliate shall have all rights granted herein with respect to such Products and/or Services. Also, in such case, the terms “Company” and “Party” shall mean the Affiliate—and only the Affiliate—placing such Order (with respect to that Order). In addition, at the time an Affiliate issues an Ordering Document, such Affiliate, and not Company or any of its other Affiliates, is solely liable for the obligations imposed pursuant to this Agreement and related to the specific Products and/or Services in the Order. Provider shall have no right to pursue payment except from the Affiliate issuing an Order with respect thereto.

4.	Tribal Rider. If a tribal Affiliate desires to obtain Products and/or Services pursuant to this Agreement, the applicable rider shall be signed by such tribal Affiliate and Provider and incorporated into this Agreement by this reference. Notwithstanding anything to the contrary in this Agreement, in the event there is a tribal rider with this Agreement, and to the extent that terms and conditions of the tribal rider conflict with other provisions of this Agreement, then the terms of the rider shall control, and in all events it shall be binding upon the applicable tribal entity and Provider.

5.	Additional Responsibilities of Provider.

a.	Product Specifications. Provider shall promptly inform Company of any material changes to manufacturing specifications, and if such changes are not acceptable to Company in its sole discretion, acting reasonably, Company may terminate this Agreement and Company may rescind any outstanding orders (if any) for Products without further liability to Provider, except for any obligations pursuant to any Order outstanding on the date termination becomes effective, including any payment obligation of Company.

b.	Recalls of Product. Should any Product become subject to recall, such recall will have priority over all other business of Provider. Provider shall maintain a recall program that shall ensure compliance with applicable laws and ensure that any recalled Product is thoroughly removed from all distribution channels in a timely and systematic manner. Provider’s recall procedures shall apply to all Products offered under this Agreement. Provider will promptly refund Company any amounts paid for recalled Products within ten (10) business days after the announcement of any recall, except to the extent the recall results solely from Company’s storage, handling or use of the Products other than in accordance with manufacturer’s requirements.

c.	Minimum Quantities. Company will not have any obligation to purchase any minimum quantity of Products and/or Services hereunder unless specifically set forth in the Products/Services Exhibit or applicable Order to this Agreement.

d.	Service Center 100% Satisfaction Program. Company has established and currently supports a “100% Satisfaction Program” and in connection therewith, Company may reimburse or otherwise make concessions to Company guests who receive unsatisfactory Products. Provider shall reimburse Company for any concession made by Company to a guest to the extent arising out of the use of any Product provided that Company has notified Provider within thirty (30) business days of the date of any such incident.

6.	Term, Termination, Default.

a.	Term. This Agreement shall begin on the Effective Date and shall continue through January 10, 2029 (“Initial Term”) unless earlier terminated pursuant to the provisions of this Agreement. This Agreement shall automatically renew for subsequent one (1) year renewal terms (each a “Renewal Term(s)”) unless either Party terminates by providing written notice of its intention not to renew at least thirty (30) days prior to the renewal date. Collectively, the Initial Term and Renewal Term(s) are referred to as the “Term”.

b.	Termination for Event of Default. Upon the occurrence of an Event of Default by Provider, Company may, upon giving fifteen (15) days’ prior written notice to Provider (without prejudice to any other remedy Company may have), and provided such default has not been cured, terminate this Agreement effective immediately. Upon an Event of Default by Company, Provider may, upon giving thirty (30) days’ prior written notice to Company (without prejudice to any other remedy Provider may have), and provided such default has not been cured, terminate this Agreement effective immediately.

c.	Termination for Regulatory Compliance. Company may terminate this Agreement as provided for in the Regulatory Compliance section.

d.	Termination for Convenience. In addition to all other rights of termination set forth in this Agreement, Company may terminate as follows:

i.	Agreement. Company may terminate this Agreement, for any reason on thirty (30) days’ prior written notice, without further liability, provided, however, that Company shall pay for Products/Services provided hereunder up to the date of termination, subject to the terms of this Agreement. In the event of termination, the terms and conditions herein shall continue to govern any Order through the completion or termination thereof unless such Order is terminated pursuant to the terms of this Agreement.

ii.	Order. Company may terminate any and all Orders issued hereunder, if any, for any reason on thirty (30) days’ prior written notice, provided, however, that Company shall pay for Products/Service provided thereunder up to the date of termination, subject to the terms of this Agreement, and all amounts that would have been due over the term of the applicable Order, had it not been prematurely terminated in accordance with this provision, shall become fully due and payable upon such termination.

7.	Intellectual Property.

a.	No Use of Company Marks. Unless otherwise set forth in this Agreement, Provider has no right to, or interest in, the name “Caesars”, “Harrah’s”, “Horseshoe”, or any registered or unregistered service mark or trademark of Company or its Affiliates, and Provider shall not, in any manner, use such names or marks, in the promotion of Provider’s business.

b.	Intellectual Property Rights. Provider warrants that all Products/Services provided by Provider in connection with this Agreement, do not infringe on, violate or misappropriate any Intellectual Property rights or other right of any third party. “Intellectual Property” means any and all rights arising in any jurisdiction in and to (i) patents, patent disclosures, ideas, and inventions (whether patentable or not); (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, together with all of the goodwill associated therewith; (iii) copyrights and copyrightable works (including computer programs), and rights in data and databases; (iv) trade secrets, know-how, and other confidential information; and (v) all other intellectual property, publicity and privacy rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection provided by applicable law in any jurisdiction throughout the world. Company and/or its Affiliates, as applicable, shall own as its sole and exclusive property all right, title and interest in and to any and all Intellectual Property rights that (A) were owned by Company or any of its respective Affiliates prior to the date of this Agreement (“Company Pre-existing IP”), (B) relate generally to Company’s or an Affiliate’s business and are improvements or modifications to Company Pre-existing IP, and/or (C) are created or developed by Company, or by Provider as work product expressly identified in an applicable Order as a deliverable for which ownership is assigned to Company (“Work Product”), excluding Provider Intellectual Property (as defined below) (collectively, “Company Intellectual Property”). Provider shall create all Work Product as “works made for hire” as defined in Section 101 of the Copyright Act of 1976 and the applicable copyright laws of any foreign jurisdiction, and to the extent any Work Product or Intellectual Property right therein does not qualify as, or otherwise fails to be, “work made for hire,” Provider shall, and hereby does, assign, transfer, and otherwise convey to Company, irrevocably and in perpetuity, throughout the universe, all right, title, and interest in and to such Work Product, including all Intellectual Property rights therein, and irrevocably waives any and all claims Provider may now or hereafter have in any jurisdiction to so-called “moral rights” with respect to the Work Product. Provider shall, and shall cause its employees and contractors, as applicable, to, take all appropriate action and execute and deliver all documents, necessary or reasonably requested by Company to effectuate any of the provisions or purposes of this Agreement, or otherwise as may be necessary or useful for Company to prosecute, register, perfect, record, or enforce its rights in or to any Company Intellectual Property or any Intellectual Property right therein. Provider, by this Agreement, shall have no right to, or interest in, any Company Intellectual Property. Provider shall not, in any manner, use Company Intellectual Property in the promotion of or otherwise in connection with Provider’s business. Other than as expressly allowed under this Agreement, Provider shall not manufacture, distribute or otherwise dispose of any goods bearing or otherwise using, or offer or provide any services using, Company Intellectual Property. As between the Parties, Provider shall own as its sole and exclusive property all right, title and interest in and to any System Data and all Intellectual Property rights that (A) were owned by Provider prior to the date of this Agreement (“Provider Pre-existing IP”), (B) relate generally to Provider’s business and are improvements or modifications to Provider Pre-existing IP, and/or (C) are created or developed by Provider outside of or during the performance of this Agreement, but excluding Work Product (collectively, “Provider Intellectual Property”).

8.	Confidentiality. In connection with this Agreement, each Party acknowledges that it shall have access to Confidential Information (defined herein) of the other Party. The receiving Party shall only use Confidential Information in furtherance of its performance under this Agreement. The receiving Party shall retain all Confidential Information in strictest confidence and shall neither use it nor disclose it to anyone without the express written consent of disclosing Party except where required to disclose such Confidential Information pursuant to an order or request of a governmental agency or court of competent jurisdiction, provided that receiving Party has given disclosing Party reasonable notice of the pendency of such order or request and the opportunity to contest it. Receiving Party shall not release any information relating to this Agreement or its subject matter for publication, advertising or any other purpose without the prior written consent of disclosing Party. The Parties acknowledge that disclosure of any Confidential Information by the receiving Party may give rise to irreparable injury to the disclosing Party or the owner of such information and, as a matter of law, such injury is inadequately compensable in damages. Accordingly, the disclosing Party or such other party may seek injunctive relief without bond against the breach or threatened breach of confidentiality, in addition to any other legal and equitable remedies which may be available.

9.	Representations, Warranties and Covenants. Each Party makes the following representations, warranties and covenants, as applicable, each of which shall be true and correct on the Effective Date and at all relevant times thereafter during the Term:

a.	General. (i) the signatory has requisite power and authority to sign this Agreement and bind its respective organization hereto; (ii) this Agreement constitutes a valid, legal and binding agreement of the Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other laws affecting creditors’ rights generally; (iii) the execution, delivery, and performance of this Agreement does not and will not conflict with or violate any agreements between such Party and any other party; (iv) neither Party or its respective officers, employees or agents has solicited or received from the other Party any sum, gift or gratuity or other thing of value as an inducement to securing or maintaining the performances hereunder.

b.	Licenses and Permits. Provider shall at its sole cost and expense, obtain and maintain in good standing at all times during the Term copies of, all applicable licenses and permits (the “Licenses and Permits”) required for Provider to operate legally under the terms and conditions of this Agreement. Provider, upon request shall submit to Company, or an Affiliate, copies of all such Licenses and Permits.

c.	Taxes. Each Party shall be solely responsible for the collection and/or remission to the appropriate governmental entities of all taxes and assessments applicable to such party under this Agreement.

d.	Provider Employees. Provider shall, at all times, be responsible for the actions of its employees and representatives in connection with its obligations under this Agreement. If applicable, Provider may enter the Company’s property only during hours designated by Company. Provider shall ensure that its employees and representatives (i) do not obstruct or interfere with the freedom or pleasure of guests or employees of Company and/or its Affiliates, (ii) comply with all applicable laws while present on the Company’s property, including applicable workplace safety and health standards and regulations, (iii) comply with any verbal and/or other instructions communicated to the Provider while onsite, and (iv) Provider employees shall be at least twenty-one (21) years of age. Company may exclude any employee or other representative of Provider from the property of Company for any reason at any time, in its sole discretion. Provider shall be responsible for commercially reasonable and customary background screening of any employees with responsibilities related to Provider’s performance hereunder, including those employees or representatives with access to the property or Company’s Confidential Information. Provider shall assist and cooperate to Company’s satisfaction with any criminal investigation or investigation by a regulatory agency or internal investigation by Company security involving any of Provider’s employees or representatives.

e.	Wage and Hour or CBA Compliance. Provider shall fully comply with all applicable wage and hour laws and regulations, and if applicable, the terms of any collective bargaining agreement. This includes but is not limited to compliance with provisions relating to the payment of minimum wages and overtime, tipped employees, classification of employees or other workers, timeliness and form of payments, and unauthorized deductions, as well as proper and timely calculations and applicable reporting for tax withholdings, if any.

f.	Products Warranty.

i.	Each of the Products shall be consistent with the specifications in this Agreement and, if applicable, shall be consistent with any samples provided to or from Provider and approved by Company in connection with entering into this Agreement, as applicable; shall be properly labeled, of merchantable quality, free of defects and shall conform to all applicable laws and regulations governing such Product, including with respect to labeling, packaging, and promotional materials provided by Provider; shall not constitute merchandise that cannot be placed into interstate commerce thereunder; and shall not, at the time of delivery, be adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act (only if applicable to the Products).

ii.	With respect to any warranties from a manufacturer or third-party Provider of such Product covering any Products hereunder, Provider hereby assigns such warranties to Company.

iii.	All representations and warranties hereunder shall survive inspection, acceptance and/or payment by Company.

iv.	At Company’s sole discretion, Company may return any Product that does not comply with the warranties given hereunder, for a full refund, or in lieu thereof, demand that Provider repair or replace such Product, at no cost to Company including with respect to transportation costs and risk of loss and damage in transit, all of which shall be borne by Provider. Should Company require that Provider repair any Products, Provider shall make such repairs promptly and any repaired Products shall be warranted as set forth above in this clause. If Provider fails to replace or repair any Product with thirty (30) days of notice from Company, Company may (a) retain the Product with an equitable adjustment in Pricing; (b) extend the period during which Provider may repair or replace the Product; or (c) terminate the applicable order and require a full refund of all amounts paid for such Product, with no further obligation to Provider.

g.	Services Warranty. Provider shall perform the Services in a professional and workmanlike manner consistent with industry standards and all Services will be of good quality, free from faults and defects and in conformance with this Agreement. Services not so conforming to the standards under this Agreement shall be considered defective. If Provider fails to correct defective Services in accordance with this Agreement, Company may withhold from Provider any payments due until Provider corrects the defective Services, or if Provider fails to make such corrections in a timely manner, Company may correct the defective Services and hold Provider liable for all costs, expenses and damages, including attorneys’ fees and litigation costs, incurred by Company to correct such defective Services.

h.	EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH HEREIN, PROVIDER PROVIDES THE SERVICES AND PRODUCTS “AS IS” AND DISCLAIMS, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR ANY PARTICULAR PURPOSE.

10.	No Exclusivity. Nothing in this Agreement grants Provider the exclusive right or privilege to supply Company with products and/or services which are the same as or similar to the Products and/or Services purchased hereunder, as applicable, nor prohibits Company from purchasing a third party’s Products or Services which are the same as or similar to the products and/or services.

11.	Indemnification.

a.	By Provider. Provider shall defend at its expense, indemnify, and hold harmless, Company, and its parents, subsidiaries, affiliated entities, and each of their respective officers, directors, executives, employees, agents, insurers, managers, partners, principals, licensees, and representatives, from and against all claims, including, fines, penalties, interest, damages, expenses, awards, costs, demands, liability, attorneys’ fees, court costs, costs of appeal, and expert witness fees that result from or in any way related to: (i) Provider’s breach of this Agreement or willful misconduct; (ii) death or injury arising out of or alleged to have arisen out of or in any way related to Provider’s acts, negligent acts or omissions; (iii) damage to tangible personal property arising out of or alleged to have arisen out of or in any way related to Provider’s acts, negligent acts or omissions; (iv) alleged infringement of patent, copyright, trademark, trade secret or other intellectual property rights; (v) any claim by any individual retained by Provider related to allegations concerning unpaid wages or any other amounts or benefits owed to or on behalf of any said individual; (vi) the failure of Provider to comply with the laws, rules, regulations, ordinances, statutes, codes and orders of any governmental or quasi-governmental or regulatory or administrative authority; (vii) any outputs generated by the AI models employed or provided by Provider; (viii) the use of training data provided by Provider to train the AI models employed or provided by Provider; and/or (iv) Company’s use of the AI models employed or provided by Provider in compliance with this Agreement, infringes a third party’s rights, including intellectual property rights.

b.	By Company. Company shall defend at its expense, indemnify, and hold harmless, Provider, and its parents, subsidiaries, affiliated entities, and each of their respective officers, directors, executives, employees, agents, insurers, managers, partners, principals, licensees, and representatives, from and against all claims, including , fines, penalties, interest, damages, expenses, awards, costs, demands, liability, attorneys’ fees, court costs, costs of appeal, and expert witness fees as a result of: (i) death or injury arising out of Company negligent acts or omissions; (ii) damage to tangible personal property arising out of Company’s negligent acts or omissions.

c.	Procedure. Each Party’s indemnification obligations under this section are conditioned upon the indemnified Party: (i) promptly notifying the indemnifying Party of any claim in writing, no later than thirty (30) days after actual knowledge of the claim; and (ii) cooperating with the indemnifying Party in the defense of the claim. The failure to give prompt written notice shall not, however, relieve the indemnifying Party of its indemnification obligations, except and only to the extent that the indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the indemnified Party shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the indemnified party. In the event that a claim is brought, the indemnifying Party shall have the right and option to control the defense of such claim with counsel of its choice, provided however that the indemnified Party at its own expense may participate and appear on an equal footing with the indemnifying Party in the defense of any such claims. Provider shall not consent to judgment or concede or settle or compromise any claim without the prior written approval of Company, which approval shall not be unreasonably withheld.

12.	Limitation of Liability. Except for a Party’s willful misconduct, gross negligence, a Party’s confidentiality obligations herein, and/or its indemnity obligations set forth herein, to which no limitation of liability or cap on damages shall apply, in no event shall either Party be liable for any indirect, special, incidental, consequential, or punitive damages, even if such Party has been advised of the likelihood of the occurrence of such damages or such damages are foreseeable.

13.	Insurance. Provider shall maintain the insurance set forth in the Insurance Requirements Exhibit at all times during the Term and as specified therein.

14.	Compliance with Laws. The Parties agree to abide by all federal, state or local laws, regulations, ordinances, or other legal requirements in connection with the performance of their respective obligations under this Agreement.

15.	Regulatory Compliance.

Provider acknowledges that Company and its respective parent corporations, subsidiaries and affiliates are licensed by or otherwise subject to the authority of various casino and gaming regulatory agencies (the “Regulators”). Provider further acknowledges that Company’s respective gaming licenses are of vital importance to Company and their respective businesses. Company has adopted regulatory compliance policies, and Provider agrees to provide Company with such documentation, information and assurances regarding itself, any principal employees, directors, officers, brokers, agents or others as may be necessary in order for Company to comply with Company’s regulatory compliance policies and with the requests or requirements of the Regulators. The foregoing shall be a fundamental obligation of Provider. If, in connection with the transactions or services contemplated by this Agreement, Provider is or becomes required to be licensed, approved, or the equivalent by any gaming regulatory agency, Provider shall use commercially reasonable efforts to secure such licensing, approval or the equivalent at its sole cost and expense.  If Provider is denied such licensing, approval or the equivalent, Provider shall notify Company within two (2) business days of such denial. In the event Company shall, in good faith, determine in its sole and exclusive judgment, that Provider is, or may be, engaged in or about to be engaged in, any activity or activities that may negatively impact or affect Company’s ability to conduct business or the business of any of its affiliates or subsidiaries as qualified or licensed by the applicable Regulators or any gaming licenses or permits held by those entities, or that the relationship between Company and Provider could have an adverse effect, then Company shall have the right to terminate this Agreement immediately, upon written notice, without penalty, prejudice or further liability to Company.  Additionally, in the event Company determines, in good faith and in its sole discretion, that continued association with Provider would expose Company to associating with an Unsuitable Person or create an Unsuitable Situation as defined by Company’s Amended and Restated Gaming Compliance Plan (“Plan”) then Company shall have the right to terminate this Agreement immediately, upon written notice, without penalty, prejudice or further liability to Company.  A copy of the Plan can be found here: [***].  For avoidance of doubt, Provider acknowledges that Company may terminate this Agreement pursuant to this Section if Provider fails to comply with any federal, state, foreign, or other law or regulation applicable to Provider’s activities, including, without limitation, laws and regulations governing anti-corruption, anti-bribery, foreign corrupt practices, and anti-money laundering.

16.	Financial Audits. Provider shall keep full and detailed books and records pertaining to this Agreement and the Provider’s relationship with Company. Upon seven (7) days’ advance written notice to Provider by the Company, Company may audit such books and records, including the fees and expenses claimed by Provider to determine compliance with this Agreement. If Provider refuses to comply with such audit request, then Company shall have no obligation to pay any disputed fees or expenses. Such audit shall be at Company expense and conducted in such a manner as to minimize any negative impact on Provider’s normal business operations, provided, however, that if any discrepancy exists of more than five percent (5%) in either direction from invoices submitted to Company, then Provider shall pay to Company the cost of such audit and Company shall have the option to terminate this Agreement without notice and without liability. If there is a discrepancy evidencing overpayment by Company, Provider shall reimburse any such overpayment within five (5) business days or offset such amounts against any future balances owed to Provider, at Company’s option.

17.	Subcontracts Require Consent. Provider may subcontract any or all of its obligations to be performed under this Agreement, but it shall retain the entire responsibility for the obligations subcontracted as well as for subcontractor’s compliance with this Agreement and the gaming regulations in any jurisdiction in which the subcontractor may perform such obligations. Provider acknowledges and agrees that its use of subcontractors shall not in any way alter its obligations, representations and warranties made herein. Provider shall notify Company in writing of any portion of the work to be performed by subcontractors and shall be fully responsible for all acts and omissions of its subcontractors. Nothing in this Agreement shall be construed to create any contractual relationship between Company and any subcontractor, nor any obligation on the part of Company, to pay or to ensure the payment of any money due any subcontractor. Any subcontractor engaged by Provider to provide Products or services under this Agreement must agree in writing to be bound by the confidentiality provisions as restrictive as those set forth in this Agreement.

18.	Notice. Any and all notices or demands provided for, permitted or required to be given in connection with this Agreement shall be in writing and be conclusively deemed to have been given if (a) personally delivered to the Party entitled to receive the same; or (b) within five (5) days after depositing with the United States Postal Service either by certified or registered mail, postage prepaid, in a sealed envelope addressed to the name and address of the Party entitled to receive the same; or (c) one (1) day if sent by first class overnight, nationally recognized delivery or courier service, prepaid in a sealed envelope or package addressed to the name and address of the Party entitled to receive the same. Any notice to Provider shall be sent to the address set forth in the preamble above, to the attention of: [***]. Any notice to Company shall be sent to the address set forth in the preamble above, to the attention of: [***]. A copy of any notice shall also be sent to Caesars Enterprise Services, LLC, Attention: [***], but shall not constitute notice hereunder. The address for notice set forth herein may be changed at any time by giving ten (10) days’ prior written notice to the other Party in the manner described in this Section.

19.	Reporting Requirements. If Company requires, Provider shall periodically furnish Company with electronic reports indicating the specific Products and/or Services provided to Company hereunder. Such reports shall comply with all commercially reasonable requirements of Company. The Company encourages all of its suppliers, including Provider, to utilize minority, women and disadvantaged owned businesses in their respective supply chains. Provider agrees to provide Company with annual reports of its direct spending with certified M/WBEs when directed by Company and to make a best effort to provide detailed indirect spend with diverse vendors upon request.

20.	Hazardous Materials. Other than as provided pursuant to an Order, Provider shall not, without the prior written consent of Company, cause or permit, knowingly or unknowingly, any Hazardous Material (hereinafter defined) to be brought or remain upon, kept or used in or about Company’s property (the “Property”). As used in this Agreement, “Hazardous Material(s)” shall mean any hazardous, toxic or radioactive substance, material, matter or waste which is or becomes regulated by any federal, state or local law, rule, regulation, code, ordinance or any other governmental restriction or requirement (robot batteries and charging stations are excluded). Should Company consent in writing to Provider bringing, using or storing any Hazardous Material in or upon the Property, Provider shall strictly obey and adhere to any and all federal, state or local laws, rules, regulations or ordinances which in any way regulates, governs or impacts Provider’s possession, use, storage or disposal of said Hazardous Material. Prior to the Effective Date of this Agreement, Provider shall disclose in writing to Company the names and amounts of all Hazardous Materials which Provider is intending to bring, use or store in or upon the Property. Should Provider breach any of its duties and obligations as set forth in this Hazardous Materials Section of this Agreement, or, if the presence of any Hazardous Material in or upon the Property results in contamination of the Property, any land other than the Property, the atmosphere, or any water or waterway (including groundwater), or if contamination of the Property by any Hazardous Material otherwise occurs for which Provider is otherwise legally liable to Company for damage resulting therefrom, Provider shall indemnify, save harmless, and, at Company’s option, and with attorneys approved in writing by Company, defend Company, and their agents, employees, partners, officers, directors and mortgages, if any, from any and all claims, demands, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action and losses of any and every kind and nature, including, without limitation, diminution in value of the Property, damages for the loss or restriction on use of the Property, damages arising from any adverse impact on marketing space in the area of the Property, and sums paid in settlement of claims and for attorney’s fees, consultant fees and expert fees, which may arise during or after the term as a result of such contamination. This includes, without limitation, costs and expenses incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present on or about the Property or because of the presence of Hazardous Material anywhere else which came or otherwise emanated from Provider or the Property. Without limiting the foregoing, if the presence of any Hazardous Material on or about the Property caused or permitted by Provider results in any contamination of the Property, Provider shall, at its sole expense, promptly take all actions as are necessary to return the Property to the condition existing prior to the introduction of any such Hazardous Material to the Property; provided, however, that Company’s approval of such actions shall first be obtained.

21.	Miscellaneous.

a.	Governing Law, Jurisdiction, and Venue. This Agreement shall be governed by, construed in and enforced exclusively in accordance with the laws of the State of Nevada, without regard to its conflict of laws, provisions or the residence of its parties. Any lawsuit to interpret or enforce the terms of this Agreement shall be brought exclusively in a court of competent jurisdiction in the State of Nevada. The Parties expressly consent to personal jurisdiction in Nevada for the purpose of resolving any dispute related to the making or interpretation of this Agreement.

b.	Attorneys’ Fees. In the event either Party brings an action, suit or proceeding against the other to enforce or interpret this Agreement, or to defend an action brought by the other Party, the prevailing Party shall be reimbursed by the other Party for all actual fees and costs as may be incurred in such action, suit or proceeding (including any appeals) including actual attorneys’ fees, court costs and expert witness fees.

c.	Relationship of the Parties. Provider understands and agrees that it is engaged by Company as an independent contractor. At no time shall either Party represent itself as an agent, employee, lessee, sub-lessee, partner or joint venture partner of the other Party, and no employer-employee relationship shall exist between either Party and any employee or agent of the other Party. Neither Party hereto shall have the express or implied right or authority to assume or create any obligation on behalf or in the name of the other Party or to bind the other Party in regard to any contract, agreement or undertaking with any third party.

d.	Amendments. This Agreement may not be modified, supplemented or changed except pursuant to in a written amendment, signed by a duly authorized representative of each Party.

e.	Waiver. All waivers of performance of or adherence to the terms and conditions of this Agreement must be in writing and signed by the Party waiving the same. The failure of a Party to require the performance of any obligation herein, or the waiver by a Party of any breach hereof, shall not constitute a waiver of future performance or any subsequent breach.

f.	Severability. If any provision in this Agreement is held to be invalid or unenforceable, such provision shall be amended to achieve as nearly as possible the objectives of, and the same economic effect as the original provision, and all other provisions shall remain in full force and effect.

g.	Assignment. This Agreement shall be binding upon the Parties, and their respective successors and permitted assigns and shall inure to the benefit of the Parties and, except as otherwise provided herein, to their respective successors and permitted assigns. Other than in connection with the sale of all or substantially all of its assets, or to the surviving entity in any merger or consolidation, Provider may not assign or encumber its interest in this Agreement without the prior written consent of Company. Company may freely assign, sublicense, transfer or delegate its duties under this Agreement, including (i) in connection with the sale of all or substantially all of its assets; (ii) to the surviving entity in any merger or consolidation; (iii) to any of its affiliates; or (iv) to satisfy a regulatory requirement imposed upon Company by a governmental body with appropriate authority. Any attempted assignment in violation of this provision is void.

h.	Force Majeure. A Party’s performance of its obligations hereunder shall be excused for any delay or failure resulting directly or indirectly from acts or conditions that are beyond the reasonable control of such Party, including any foreign or domestic embargo, product detention, seizure, act of God, fire, flood, storm, explosion, riot, strike, insurrection, continuance of war, or the passage or enactment of any law or ordinance, regulation, ruling or order (each a “Force Majeure Event”). Subject to the provisions herein, a Party’s performance of its obligations affected by Force Majeure Events will be suspended for the duration of such Force Majeure Event. If any Force Majeure Event prevents a Party’s performance for a period of thirty (30) days or more, either Party may terminate this Agreement without any further liability, except for any outstanding payments for obligations fulfilled by Party that are outstanding prior to the date of termination.

i.	Survival. Any of the provisions in this Agreement which by their nature extend beyond the termination or expiration of this Agreement shall remain in effect until fulfilled and apply to both Parties’ successors and assigns.

j.	Counterparts and Admissibility of Electronic Copies. This Agreement may be executed in multiple counterparts, which together shall constitute a complete document. Unless otherwise prohibited by any applicable laws or regulations, this Agreement may be signed electronically, and such electronic signature shall be deemed, and shall have the same legal force and effect as, an original signature. An electronic copy thereof shall be deemed, and shall have the same legal force and effect as, an original document.

k.	Headings. Section and paragraph headings and document titles and below are not to be considered part of this Agreement and are included solely for convenience and shall not be held to define, construe, govern or limit the meaning of any term or provision of this Agreement.

l.	Interpretation. This Agreement is to be deemed to have been prepared jointly by the Parties hereto, and if any inconsistency or ambiguity exists herein, it shall not be interpreted against either Party, but according to the application of rules of the interpretation of contracts. Each Party has had the availability of legal counsel with respect to its execution of this Agreement, and the Parties agree neither of them shall be deemed drafter of this Agreement.

m.	Conflicts. In the event of a conflict between any of the provisions in the body of this Agreement or any of its exhibits, or the attachments or addendum thereto or hereto, or other provisions of this Agreement, if any, then except as expressly stated here in this Agreement, the provisions in this main body of this Agreement shall control.

n.	Terms and Usage Generally. In this Agreement, except to the extent otherwise provided or the context otherwise requires: (i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated; (ii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without being limited to”; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) all terms defined in this Agreement have the defined meanings when used in any other document made or delivered pursuant hereto, unless otherwise defined therein; (v) references to the plural include the singular, to the singular include the plural, and to the part include the whole, and the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) use of masculine, feminine and neutral pronouns will not be a specific reference to either gender or lack thereof; (vii) any reference to “days” means “calendar days” unless otherwise specified; (viii) any reference to “$” and “dollars” is to the lawful money of the United States of America; and (ix) unless otherwise expressly provided herein, with respect to any consent or approval right herein, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

o.	Entire Agreement. This Agreement, including all exhibits and appendices attached hereto, as well as any applicable Order, embodies the entire agreement and understanding of the Parties, and as of the Effective Date supersedes all prior written or oral agreements or contemporaneous discussions, negotiations, correspondence or other understandings between the Parties, relating to the subject matter hereof. The Parties agree that no Party has made any representation with respect to the subject matter herein or any representation, including the extension and delivery hereof, except such representations as are specifically set forth herein, and each of the Parties acknowledges that it has relied on its own judgment and upon the facts within its knowledge in entering into this Agreement. No verbal agreement or implied covenant shall be held to vary the provisions hereof, any statements, law or custom to the contrary notwithstanding.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective date(s) indicated.

Caesars Enterprise Services, LLC	MBody AI Corp

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

CAESARS AFFILIATES EXHIBIT

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INSURANCE REQUIREMENTS EXHIBIT

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Company’s Third Party IT Security Policy Addendum

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